CUSIP No.	NONE	13D	Page	12	of	24	Pages
EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D, dated August 30, 2010 (including amendments thereto) with respect to the common shares of Venture Lending & Leasing VI, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.
     Dated: August 30, 2010

WESTECH INVESTMENT ADVISORS, INC.		VENTURE LENDING & LEASING VI, LLC

By:	/s/ Ronald W. Swenson	By:	Westech Investment Advisors,Inc.,
	Ronald W. Swenson		Its Managing Member
Chief Executive Officer
		By:	/s/ Ronald W. Swenson
Ronald W. Swenson
Chief Executive Officer

By:	/s/ Salvador O. Gutierrez
Salvador O. Gutierrez
President

		By:	/s/ Salvador O. Gutierrez
Salvador O. Gutierrez
President

/s/ Ronald W. Swenson
RONALD W. SWENSON

/s/ Salvador O. Gutierrez
SALVADOR O. GUTIERREZ